Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the planned merger, or the DVS acquisition, of Fluidigm Corporation, or Fluidigm, and DVS Sciences, Inc., or DVS. Under the terms of the merger agreement, upon consummation of the merger, all outstanding shares of capital stock of DVS will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $207.5 million in the aggregate, subject to certain adjustments specified in the merger agreement. Subject to certain adjustments specified in the merger agreement, approximately $125.0 million of the acquisition consideration payable to DVS stockholders will be payable in cash. Approximately $82.5 million of the acquisition consideration will be comprised of a number of shares of Fluidigm’s common stock determined based on the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be determined within a collar of 10% above or 10% below the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. After applying certain adjustments specified in the merger agreement, on a pro forma basis as of September 30, 2013, the total consideration is approximately $202.4 million. The acquisition consideration will include cash of approximately $119.7 million and the issuance of Fluidigm common shares with a fair value of approximately $78.9 million. A portion of the Fluidigm shares to be issued in connection with the acquisition will be placed in escrow and will be paid to the DVS security holders less any claims for indemnification by Fluidigm as provided in the merger agreement. The DVS acquisition is expected to close in February 2014 subject to various contingencies including the sale and issuance by Fluidigm of approximately $175.0 million aggregate principal amount of its convertible notes, or the notes, to fund the cash portion of acquisition consideration.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the DVS acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Fluidigm and DVS during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 assumes that the DVS acquisition took place on January 1, 2012. Fluidigm’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013 has been combined with DVS’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 assumes that the DVS acquisition took place on January 1, 2012. Fluidigm’s audited consolidated statement of operations for the year ended December 31, 2012 has been combined with DVS’s audited consolidated statement of operations for the year ended December 31, 2012.

The unaudited pro forma condensed combined balance sheet assumes that the DVS acquisition took place on September 30, 2013 and combines Fluidigm’s September 30, 2013 unaudited condensed consolidated balance sheet with DVS’s September 30, 2013 unaudited condensed consolidated balance sheet.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the DVS acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Fluidigm and DVS for the applicable periods, which are incorporated by reference in this prospectus supplement:

•	separate historical financial statements of Fluidigm as of and for the year ended December 31, 2012 and the related notes included in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	separate historical financial statements of Fluidigm as of and for the nine months ended September 30, 2013 and the related notes included in Fluidigm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013;

•	separate historical financial statements of DVS as of and for the year ended December 31, 2012 and the related notes included in DVS’s audited consolidated financial statements for the year ended December 31, 2012, included in Fluidigm’s Current Report on Form 8-K filed with the SEC on January 29, 2014; and

•	separate historical financial statements of DVS as of and for the nine months ended September 30, 2013 and the related notes included in DVS’s unaudited consolidated financial statements for the period ended September 30, 2013, included in Fluidigm’s Current Report on Form 8-K filed with the SEC on January 29, 2014.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Fluidigm has been treated as the acquiror in the DVS acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the DVS acquisition, the costs to combine the operations of Fluidigm and DVS or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the notes, common stock, and stock-based compensation awards contemplated to be issued in connection with the DVS acquisition.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Fluidigm	DVS
Revenue	$50,302	$18,507			$68,809
Cost of product revenue	14,273	7,792	7,187	A,B	29,252
Research and development	14,198	3,320	80	B	17,598
Selling, general and administrative	34,840	5,753	462	B	41,055
Litigation settlement	1,000	—			1,000

Total costs and expenses	64,311	16,865			88,905
Income (loss) from operations	(14,009)	1,642			(20,096)

Gain from sale of investment in Verinata	1,777	—			1,777
Interest expense	(13)	—	(4,580)	C,E	(4,593)
Other income (expense), net	457	(95)			362

Income (loss) before income taxes	(11,788)	1,547			(22,550)
Provision for income taxes	(95)	(37)		D	(132)

Net income (loss)	$(11,883)	$1,510			$(22,682)

Net loss per share, basic and diluted	$(0.47)				$(0.83)

Shares used in computing net loss per share, basic and diluted	25,407		1,925	F	27,332

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Fluidigm	DVS
Revenue	$52,334	$11,920			$64,254
Cost of product revenue	15,325	5,538	10,485	A,B	31,348
Research and development	16,602	3,536	4,630	B	24,768
Selling, general and administrative	38,478	5,455	3,321	B	47,254

Total costs and expenses	70,405	14,529			103,370

Loss from operations	(18,071)	(2,609)			(39,116)

Interest expense	(628)	—	(6,077)	C,E	(6,705)
Other expense, net	(189)	(19)			(208)

Loss before income taxes	(18,888)	(2,628)			(46,029)
Benefit from (provision for) income taxes	(136)	49		D	(87)

Net loss	$(19,024)	$(2,579)			$(46,116)

Net loss per share, basic and diluted	$(0.86)				$(1.92)

Shares used in computing net loss per share, basic and diluted	22,136		1,925	F	24,061

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2013

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Fluidigm	DVS
Assets:
Cash and cash equivalents	$20,099	$8,412	$47,459	A,B,F	$75,970
Short-term investments	43,580	—			43,580
Accounts receivable, net	12,413	5,183			17,596
Inventories	8,021	2,971			10,992
Prepaid expenses and other current assets	2,545	448			2,993

Total current assets	86,658	17,014			151,131
Long-term investments	19,140	—			19,140
Property and equipment, net	5,155	991			6,146
Other non-current assets	3,288	92	1,208	A	4,588
Intangibles	—	—	110,000	C	110,000
Goodwill	—	—	124,557	D	124,557

Total assets	$114,241	$18,097			$415,562

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable	$3,406	$915			$4,321
Accrued compensation and related benefits	3,713	569			4,282
Other accrued liabilities	5,117	1,831	8,940	E	15,888
Deferred revenue, current portion	2,807	1,323			4,130
Long-term debt, current portion	—	227	(227)	B	—
Income taxes payable	—	40			40

Total current liabilities	15,043	4,905			28,661
Long-term debt, net current portion	—	1,205	(1,205)	B	—
Convertible debt	—	—	169,750	A,F	169,750
Deferred revenue, net of current portion	1,824	1,372			3,196
Warrant liability	—	17			17
Other non-current liabilities	362	—	36,785	L	37,147

Total liabilities	17,229	7,499			238,771

Preferred stock	—	14,354	(14,354)	G	—
Stockholders’ equity (deficit)
Common stock	26	6	(4)	H	28
Additional paid-in capital	350,403	298	82,419	I	433,120
Accumulated other comprehensive loss	(713)	(109)	109	J	(713)
Accumulated deficit	(252,704)	(3,951)	1,011	K,E	(255,644)

Total stockholders’ equity (deficit)	97,012	(3,756)			176,791

Total liabilities, preferred stock and stockholders’ equity (deficit)	$114,241	$18,097			$415,562

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1. Description of Transaction

DVS Acquisition

On January 28, 2014, Fluidigm entered into an agreement and plan of merger with DVS, pursuant to which Fluidigm agreed to acquire all of DVS’s outstanding equity interests. Under the terms of the merger agreement, upon consummation of the merger, all outstanding shares of capital stock of DVS will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $207.5 million in the aggregate, subject to certain adjustments specified in the merger agreement. Subject to certain adjustments specified in the merger agreement, approximately $125.0 million of the acquisition consideration payable to DVS stockholders will be payable in cash. Approximately $82.5 million of the acquisition consideration will be comprised of a number of shares of Fluidigm’s common stock determined based on the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be determined within a collar of 10% above or 10% below the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. After applying the certain adjustments specified in the merger agreement, on a pro forma basis as of September 30, 2013, the total consideration is approximately $202.4 million, consisting of approximately $119.7 million in cash, and approximately 1.9 million shares of Fluidigm common stock (valued for purposes of these unaudited pro forma financial statements at $78.9 million based on the closing price of Fluidigm’s common stock on January 28, 2014). Fluidigm will also assume DVS’s vested and unvested stock-based compensation awards for which $3.8 million will be recognized as purchase consideration. The DVS acquisition is structured such that DVS will survive the DVS acquisition and become a wholly-owned subsidiary of Fluidigm. In addition, DVS’s Canadian subsidiary will remain as a wholly-owned subsidiary of DVS after the DVS acquisition.

Of the shares of Fluidigm common stock issuable in the DVS acquisition, approximately $39.7 million worth will be placed in an escrow fund as security for indemnification obligations of DVS’s stockholders under the merger agreement governing the DVS acquisition.

Convertible Notes

To finance a portion of the acquisition consideration, Fluidigm expects to sell and issue $175.0 million aggregate principal amount of notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the notes will accrue interest at a rate equal to 3% per year, payable semi-annually and mature on February 1, 2034. Holders may surrender the notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, Fluidigm will deliver a number of shares of its common stock, per $1,000 principal amount of notes, equal to the conversion rate together with a cash payment in lieu of delivering any fractional shares. The initial conversion rate will be determined in connection with the offering of such notes. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Fluidigm cannot redeem the notes prior to February 6, 2018. On or after February 6, 2018 and prior to February 6, 2021, Fluidigm may redeem any or all of the notes in cash, provided that the closing sale price of Fluidigm’s common stock exceeds 130% for a specific number of days. On or after February 6, 2021, Fluidigm can call the notes for redemption without any conditions. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On each of February 6, 2021, February 6, 2024 and February 6, 2029, holders may require Fluidigm to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

If Fluidigm undergoes a fundamental change, holders may require Fluidigm to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Fluidigm expects to receive approximately $168.5 million in cash proceeds from the notes offering, net of underwriting discounts and commissions and offering expenses. Fluidigm intends to use approximately $119.7 million of such proceeds to finance the acquisition of DVS and the remainder for general corporate purposes.

2. Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Fluidigm and DVS. Fluidigm is not currently aware of any significant accounting policy differences between Fluidigm and DVS, but as further information becomes available such policy differences may be identified and could result in significant differences from the unaudited condensed combined pro forma financial statements.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Fluidigm issued after completion of the DVS acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the DVS acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Fluidigm in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Fluidigm may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Fluidigm’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Fluidigm expects to incur total acquisition-related transaction costs of approximately $2.9 million and DVS expects to incur total acquisition-related transaction costs of approximately $6.0 million. As discussed in Note 6 (E), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2013.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the DVS acquisition:

Estimated Acquisition Consideration (1)	(In thousands)
Cash	$119,651
Fair value of Fluidigm common stock to be issued	78,896
Fair value of options to purchase Fluidigm common stock (2)	3,823

Estimated purchase price consideration	$202,370

(1)	The estimated acquisition consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the DVS acquisition is completed. The acquisition consideration will include approximately 1.9 million shares of Fluidigm common stock valued at $78.9 million based on the closing price of Fluidigm’s common stock on January 28, 2014. The number of shares to be issued is subject to a collar and can be adjusted based on the average price of Fluidigm’s common stock in the five days leading up to the closing of the DVS acquisition such that as many as approximately 2.1 million shares or as few as approximately 1.7 million shares may be issued to the holders of DVS equity interests.
(2)	The fair value of the Fluidigm equivalent stock options was estimated using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the Fluidigm stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on the remaining vesting period and contractual term of the options, using the simplified method of determining expected term as used by Fluidigm. The stock price volatility and expected term are based on Fluidigm’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the acquisition.

Assumptions Used for the Valuation of Fluidigm Equivalent Stock Options:
Expected volatility	57.60%
Risk-free interest rate	0.74% – 2.21%
Expected term	3.96 – 6.82
Dividend yield	0%

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Fluidigm in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Calculation of Net Assets Acquired	(In thousands)
Net book value of assets acquired as of September 30, 2013	$10,598
Adjustments:
Identifiable intangible assets	110,000
DVS unpaid transaction costs	(6,000)
Deferred taxes	(36,785)
Goodwill	124,557

Net assets acquired	$202,370

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Fluidigm believes this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Fluidigm will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that Fluidigm believes will result from combining the operations of DVS with the operations of Fluidigm.

The following is a discussion of the adjustments made to DVS’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

At the DVS acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with DVS, Fluidigm identified the following significant intangible assets: developed technology and in-process research and development (“IPR&D”). For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within Fluidigm’s industry.

At this time, Fluidigm does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology and trademarks, patents, or IPR&D. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the technology and IPR&D were estimated by Fluidigm management to be as follows: technology—$92.5 million with a weighted average useful life of 10 years and IPR&D of $17.5 million, which is an indefinite lived intangible asset.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Fluidigm has full access to the specifics of DVS’s intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Fluidigm only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets other than IPR&D, there could be an annual change in amortization expense—increase or decrease—of approximately $1 million ($250 thousand per quarter), assuming a weighted-average useful life of 10 years.

Inventory

DVS’s inventory consists of raw materials, work in process, and finished goods. For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the fair value of inventory because DVS has limited work-in-progress or finished goods inventory as of September 30, 2013 and raw materials are carried at cost, which Fluidigm believes approximates fair value.

Other Assets/Liabilities

Adjustments to DVS’s remaining assets and liabilities may also be necessary, however at this time Fluidigm has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Fluidigm believes that the September 30, 2013 DVS book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Fluidigm does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A) Intangible Amortization – To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and 10-year estimated average useful life. Since the intangible assets relate to technology to be used in the manufacture of DVS products, Fluidigm has allocated approximately $9.3 million of annual amortization to cost of product revenue. Also, see (C) in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

(B) Stock based Compensation – To reflect compensation expense for stock-based compensation awards to acquire shares of Fluidigm common stock to be granted to DVS stock-based compensation award holders in exchange for DVS options and restricted shares outstanding at the acquisition date. Approximately 167,633 of such options to purchase shares of Fluidigm common stock will be granted, all of which will have exercise prices of less than $1.50 per option and will vest over approximately 1 1⁄2 years from the acquisition date. In addition, approximately 51,662 shares of Fluidigm restricted common shares will be granted at the acquisition date. Of the Fluidigm options and restricted stock to be granted at the acquisition date, $3.8 million will be reflected as purchase consideration.

(C) Interest Expense –To reflect interest expense on the $175.0 million of convertible notes expected to be issued in conjunction with the DVS acquisition. The notes are expected to be due in 2034 and, solely for the purposes of the unaudited pro forma condensed financial information, Fluidigm has assumed a coupon rate of 3%, which results in an annual interest expense of approximately $5.3 million.

(D) Income Taxes – Subsequent to the closing of the DVS acquisition, Fluidigm expects to reduce its deferred tax asset valuation allowance by approximately $36.8 million, which will result in a corresponding income tax benefit in an amount equal to the domestic deferred tax liability acquired as discussed in Note 6 (L). Under the applicable business combinations accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the Fluidigm deferred tax asset valuation allowance, which is expected to be approximately $36.8 million, will immediately be recognized in operations by Fluidigm at the acquisition date. As this charge is expected to not have a continuing impact on the combined results, no pro forma adjustment is reflected on the unaudited pro forma condensed combined statement of operations.

(E) Debt Issuance Costs – To reflect the amortization of costs expected to be incurred to issue the notes in connection with the DVS acquisition using the effective interest method. Amortized debt issue costs are estimated to be $827,000 and $643,000 for the year ending December 31, 2012 and nine month period ending September 30, 2013, respectively.

(F) Number of Shares Used in Per Share Calculations – To reflect the issuance of approximately 1.9 million shares of Fluidigm common stock per the merger agreement. The number of shares to be issued is subject to a collar and can be adjusted based on the average price of Fluidigm’s common stock in the five days leading up to the closing of the DVS acquisition such that as many as approximately 2.1 million shares or as few as approximately 1.7 million shares may be issued to the holders of DVS equity interests, which would result in a decrease or increase, respectively, in earnings per share of less than $0.01. The impact of potential shares from the stock options and convertible notes issued as part of the DVS acquisition is anti-dilutive for all periods presented.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(A) Debt Issuance Costs – To reflect the costs incurred to issue the convertible notes in connection with the DVS acquisition. Total debt issuance costs are estimated at $6.4 million, of which $1.2 million relates to estimated legal, accounting, and other external costs directly related to the note issuance. In addition, the notes will be recognized net of approximately $5.3 million of underwriter discounts and commissions.

(B) Cash Consideration – To reflect the payment of $119.7 million cash consideration to effect the DVS acquisition and repayment of $1.4 million of DVS debt.

(C) Intangible Assets – To reflect the preliminary fair values of intangible assets acquired. These estimated fair values and the related useful lives are considered preliminary and are subject to change. Accordingly, the estimates related to deferred taxes discussed at (L) below are also subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the 10-year estimated useful life of the technology intangible asset was based on comparable industry data. The technology intangible asset is being amortized using the straight-line method. IPR&D intangible assets are indefinite-lived intangible assets until such time the Company completes such assets and places them into production.

(D) Goodwill – To reflect the preliminary estimate of goodwill.

(E) Transaction Costs – To reflect estimated transaction costs remaining to be incurred related directly to the transaction of approximately $8.9 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the DVS acquisition. Estimated remaining transaction costs for Fluidigm and DVS are $2.9 million and $6.0 million, respectively.

(F) Convertible Notes – To reflect the issuance of the $175.0 million of 3% convertible notes used to finance a portion of the acquisition consideration.

(G) Preferred Shares – To eliminate DVS preferred stock.

(H) Common Stock – To eliminate DVS common stock and reflect issuance of Fluidigm common shares to effect the acquisition.

(I) Additional Paid-in-capital – To reflect the following equity transactions in connection with the DVS acquisition:

(In thousands)
Eliminate DVS APIC	$(298)
Estimated fair value of Fluidigm shares to be issued	78,896
Par value of Fluidigm shares recorded within common stock	(2)
Estimated fair value of assumed stock options and RSUs deemed purchase consideration	3,823

Total	$82,419

(J) Accumulated Other Comprehensive Loss – To eliminate DVS’s accumulated other comprehensive loss.

(K) Accumulated Deficit – To eliminate DVS’s historical accumulated deficit of $4.0 million and reflect the immediate impact to Fluidigm’s accumulated deficit from the $2.9 million of transaction costs accrued by Fluidigm had the DVS acquisition occurred on September 30, 2013.

(L) Deferred Tax Liability – To reflect deferred tax liabilities of $36.8 million for the difference between the fair value and tax basis of acquired intangibles. These deferred tax liabilities are considered a source of income for the purpose of realizing deferred tax assets. Since Fluidigm has a full valuation allowance against its deferred tax assets at September 30, 2013, Fluidigm will decrease the valuation allowance on its deferred tax assets in an amount equal to the domestic deferred tax liability acquired. Under the applicable business combinations accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the Fluidigm deferred tax asset valuation allowance, which is expected to be approximately $36.8 million, will be recognized in operations by Fluidigm subsequent to the acquisition closing.